Exhibit 99.1

EINRIDE AB 2026 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. Einride AB, a Swedish public limited liability company (the “Company”), has established the Einride AB 2026 Equity Incentive Plan (the “Plan”) to attract and retain the best available personnel for positions of substantial responsibility, and to provide additional incentives to certain Service Providers (as defined herein), and to promote the long-term success of the Company and its Subsidiaries (as defined herein). Capitalized terms not otherwise defined in the Plan shall have the meaning set forth in Section 4.

2. Awards. The Plan authorizes the awarding of Options, Restricted Stock Units and Other Stock or Cash Based Awards. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder.

3. Participation. Subject to the terms and conditions of the Plan, the Administrator shall determine and designate, from time to time, from among the Service Providers those persons who will be granted one or more Awards under the Plan (each, a “Participant”) and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or any related company.

4. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or a Committee appointed by the Board to administer the Plan.

(b) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, the Exchange Act, the Securities Act, all applicable U.S. federal or state laws, all applicable Swedish laws, any Stock Exchange rules or regulations, and the applicable laws, rules or regulations of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as such laws, rules, and regulations shall be in effect from time to time.

(c) “Award” means any award of an Option, Restricted Stock Units and/or Other Stock or Cash Based Awards under the Plan.

(d) “Award Agreement” means an Option Agreement, Restricted Stock Unit Agreement or an agreement in relation to Other Cash or Stock Based Awards.

(e) “Board” means the Board of Directors of the Company.

(f) “Cashless Exercise” means a program approved by the Administrator pursuant to which payment of the exercise price or tax withholding obligations or other required deductions relating to an Option may be satisfied, in whole or in part, with Shares subject to the Option, including by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of such amount.

(g) “Cause” shall mean (unless another definition is provided in the applicable Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, employment agreement, or other applicable written agreement between the relevant Participant and the Company, or a Parent or Subsidiary): (i) in the case of a Participant who is an Employee, any of the following: the Employee’s (A) gross negligence or willful misconduct in the performance of his duties with respect to the Company or any affiliate of the Company, (B) failure or refusal without proper legal reason to substantially perform his material duties and responsibilities faithfully and to the best of his abilities or to meet the performance objectives or standards established for Employee’s job position or, other than a failure or refusal resulting from the Employee’s incapacity due to physical or mental illness, (C) the commission of any intentional act involving fraud, misrepresentation, theft, embezzlement, moral turpitude or dishonesty on a material matter which actually results in harm to the Company or any affiliate of the Company or a willful breach of a fiduciary duty to the Company or any affiliate of the Company, (D) a conviction of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), or (E) a material breach of any agreement by and between the Employee and the Company or any affiliate of the Company by the Employee or a material violation of a corporate policy or code of conduct established by the Company or any affiliate of the Company; and (ii) in the case of a Participant who is a Director or Consultant, any of the following: the Director’s or Consultant’s (A) commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of their customers or suppliers, (B) substantial and repeated failure to perform duties, or (C) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company. Cause shall also be deemed to exist if the acts or omissions of the Participant constitute just cause for termination of employment or service under the Applicable Laws governing the employment or service relationship. The determination as to whether a Participant’s Termination is for Cause shall be made in good faith by the Administrator and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or service relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Parent, or any successor thereto, if appropriate.

(h) “Change in Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation, or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control of the Company if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

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(i) “Code” means the United States Internal Revenue Code of 1986, as amended.

(j) “Committee” means one or more committees or subcommittees of the Board consisting of two (2) or more Directors (or such lesser or greater number of Directors as shall constitute the minimum number permitted by Applicable Laws to establish a committee or sub-committee of the Board) appointed by the Board to administer the Plan in accordance with Section 6 below. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(k) “Company” has the meaning set forth in the Preamble.

(l) “Consultant” means any natural person, including an advisor or independent contractor but not an Employee, that renders, or has rendered, bona fide services to the Company, or any Parent, Subsidiary and is compensated for such services.

(m) “Continuous Service Status” means the absence of any termination of service as an Employee, Director or Consultant. Continuous Service Status as an Employee shall not be considered terminated in the case of: (i) Company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company; provided that, if an Employee is holding an Incentive Stock Option and such leave exceeds 3 months, then, for purposes of Incentive Stock Option status only, such Employee’s Continuous Service Status shall be deemed terminated on the 1st day following such 3-month period and the Incentive Stock Option shall thereafter automatically become a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service Status as an Employee or Consultant shall not be considered terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries, or their respective successors.

(n) “Date of Grant” means the date on which the Administrator makes the determination granting such Award, or such other date as determined by the Administrator.

(o) “Director” means a member of the Board.

(p) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

(q) “Effective Date” means June 9, 2026.

(r) “Employee” means any employee of the Company, or any Parent or Subsidiary who is classified as such on the records of the Company, Parent, or Subsidiary, as applicable. The payment by the Company of a Director’s fee shall not be sufficient to constitute “employment” of such Director by the Company or any Parent or Subsidiary.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(t) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i) If the Shares are listed or readily tradeable on any established Stock Exchange or securities market, the Fair Market Value of a Share will be the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii) In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Administrator by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Shares conducted by a nationally recognized appraisal firm selected by the Administrator.

(u) “Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

(v) “Incentive Stock Option” means an Option that is intended to, and that does, in fact, qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w) “Involuntary Termination Without Cause” means (unless another definition is provided in the applicable Option Agreement, Restricted Stock Unit Agreement, agreement in relation to Other Cash or Stock Based Awards, employment agreement, or other applicable written agreement between an Employee and the Company, or a Parent or Subsidiary) the Participant’s involuntary Termination other than for Cause by the Company or a Parent, Subsidiary, or successor thereto, as appropriate. For clarification, termination on account of death or Disability will not be treated as an Involuntary Termination Without Cause.

(x) “Non-Employee Director” means any Director who is not an Employee.

(y) “Nonstatutory Stock Option” means an Option that is not intended to, or does not, in fact, qualify as an Incentive Stock Option.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan, and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice. The Option Agreement is subject to the terms and conditions of the Plan, which are made a part thereof.

(bb) “Optioned Stock” means Shares that are subject to an Option or that were issued pursuant to the exercise of an Option.

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(cc) “Other Stock or Cash Based Awards” means an Award entitling a Service Provider to receive cash or other stock based instruments that is valued by reference to, or is otherwise based upon, Shares (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. For the avoidance of doubt, “Other Stock or Cash Based Awards” includes warrants by the Company.

(dd) “Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company if, at the time of grant of the Award, each of the entities other than the Company owns equity possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ee) “Participant” has the meaning set forth in Section 3.

(ff) “Plan” has the meaning set forth in the Preamble.

(gg) “Restricted Stock Unit” means a contractual right to receive Shares granted pursuant to the Plan at a time provided in the Restricted Stock Unit Agreement following satisfaction of or subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(hh) “Restricted Stock Unit Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of a Restricted Stock Unit granted under the Plan and includes any documents attached to such agreement. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan, which are made a part thereof.

(ii) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(jj) “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

(kk) “Service Provider” means an Employee, Consultant or Director.

(ll) “Share” means, as determined by the Administrator and subject to adjustment in accordance with Section 12, (i) an ordinary share of the Company, or (ii) a number or fraction of American depositary instruments being either American Depositary Shares or American Depositary Receipts of the Company representing one ordinary share of the Company; provided, however, it is understood that the delivery mechanism described in Section 17 of the Plan may be used to facilitate the delivery and settlement of an Award in Shares in order to comply with Applicable Laws.

(mm) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

(nn) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of grant of the Award, each of the entities other than the last entity in the unbroken chain owns equity possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

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(oo) “Termination” means, in the case of a Participant who is an Employee, Director or Consultant, the termination of the Participant’s Continuous Service Status,. A change in status of a Participant as an Employee, Director or Consultant to another of the eligible classes to receive an Award hereunder may not result in a Termination of Service if the Administrator so determines in its sole and absolute discretion.

(pp) “Termination Date” means the date of the Participant’s Termination.

5. Stock Subject to the Plan.

(a) Subject to the provisions of Section 12 below, the maximum aggregate number of Shares that may be issued or delivered under the Plan shall be 15,542,925 Shares (the “Share Pool”). The Share Pool shall be increased automatically, without further action of the Board or a Committee, on January 1st of each calendar year commencing after the Effective Date and ending on (and including) January 1, 2036, by a number of Shares equal to the lesser of (A) five percent (5%) of the aggregate number of Shares outstanding on December 31st of the immediately preceding calendar year, excluding for this purpose any such outstanding Shares that were granted under this Plan and remain unvested and subject to forfeiture as of the relevant December 31st, or (B) a lesser number of Shares determined by the Board or Committee (which may be no shares). All such Shares may be issued under the Plan pursuant to Incentive Stock Options or Nonstatutory Stock Options, Restricted Stock Units or Other Stock or Cash Based Awards. The Shares issued under the Plan may be authorized, but unissued, Shares.

(b) If an Award should expire, be forfeited, or become unexercisable for any reason without having been exercised in full, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares that are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares that are issued under the Plan and later forfeited to the Company due to the failure to vest shall again be available for future grant under the Plan.

(c) Notwithstanding the foregoing, subject to the provisions of Section 12 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed two (2) times the number set forth in the first sentence of this Section 5.

6. Administration of the Plan.

(a) General. The Plan shall be administered by the Administrator, which may consist of the Board or any Committee of the Board, as designated by the Board. The Plan may be administered by different Committees with respect to different classes of Participants, and if permitted by Applicable Laws, the Board may authorize one or more officers of the Company to make Awards under the Plan to Service Providers (who are not subject to Section 16 of the Exchange Act) within parameters specified by the Board.

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(b) Committee Composition. If a Committee has been appointed pursuant to this Section 6, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused), and dissolve a Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3, to the extent permitted or required by such provisions.

(c) Powers of the Administrator. The Administrator’s authority shall at all times be subject to any limitations imposed by Applicable Laws and any resolution of the shareholders, as such laws or resolutions may be in effect from time to time. The Administrator shall have the authority, in its sole discretion:

(i) to determine the Fair Market Value in accordance with Section 4(t) above, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Service Providers to whom Awards may from time to time be granted and the type of Awards that may be granted to such Service Providers;

(iii) to determine the number of Shares to be covered by each Award;

(iv) to approve the form(s) of agreement(s) and other related documents used under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include but are not limited to the exercise price, the time or times when Awards may vest and/or be exercised (which may be based on performance criteria), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding any Award, or Optioned Stock;

(vi) to amend any outstanding Award or agreement related to any Optioned Stock, Restricted Stock Unit or Other Cash or Stock Based Award, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company), provided that no amendment shall be made that would materially and adversely affect the rights of any Participant without his or her consent;

(vii) to determine whether and under what circumstances an Award may be settled in cash instead of Shares;

(viii) to approve addenda pursuant to Section 20 below or to grant Awards to, or to modify the terms of, any outstanding Option Agreement or Restricted Stock Unit Agreement, or any agreement related to any Other Cash or Stock Based Award, Optioned Stock or Restricted Stock Units held by Participants who are foreign nationals or employed in foreign jurisdictions, with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy, or custom that deviate from the terms and conditions set forth in this Plan, to the extent necessary or appropriate to accommodate such differences;

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(ix) to construe and interpret the terms of the Plan, any Option Agreement, Restricted Stock Unit Agreement and any agreement related to any Other Cash or Stock Based Award, Optioned Stock and Restricted Stock Units, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(x) to approve, without additional approval by the Company’s shareholders, a program providing for either (a) the cancellation of outstanding Options or Other Cash or Stock Based Awards having exercise prices per share greater than the then Fair Market Value of a Share (“Underwater Awards”) and the grant in substitution therefor of new Options or Other Cash or Stock Based Awards covering the same or a different number of shares but with an exercise price per share equal to the Fair Market Value per share on the new grant date, other Awards, or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof to the Fair Market Value per share on the date of amendment.

(d) Delegation. Except to the extent prohibited by Applicable Laws, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. Any delegation hereunder shall be subject to the restrictions and limits that the Administrator specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Administrator, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed shall serve in such capacity at the pleasure of the Administrator, and the Administrator may abolish any delegation at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder.

(e) Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions taken in bad faith or failures to act in good faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association (Bolagsordning), by contract, under Applicable Laws, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

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7. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options, Restricted Stock Units and Other Cash or Stock Based Awards may be granted to Service Providers. An Award (other than Incentive Stock Options) may be granted in connection with the hiring of a person prior to the date the person becomes an Employee, provided that such Award shall not vest prior to the commencement of employment. Incentive Stock Options may be granted only to Employees of the Company and permitted Subsidiaries as required by Sections 422 and 424 of the Code.

(b) No Employment Rights. Neither the Plan nor any Award shall confer upon any Employee, Consultant or Director any right with respect to continuation of an employment or service relationship with the Company (or any Parent or Subsidiary), nor shall it interfere in any way with such Employee’s, Consultant’s or Director’s right or the Company’s (or Parent’s or Subsidiary’s) right to terminate his or her employment or service relationship at any time, with or without Cause.

(c) Non-Employee Director Awards. The Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan and subject to applicable law and approval by the Company’s shareholders’ meeting, where required. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

8. Term of Plan. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of 10 years unless sooner terminated under Section 16 below.

9. Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b) Option Agreement. Each Award of an Option will be evidenced by an Option Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the vesting conditions for the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations. Each Option will be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that an Option is designated as an Incentive Stock Option but fails to satisfy the requirements of Code Section 422, such Options will be treated as Nonstatutory Stock Options for purposes of the Plan unless otherwise provided by the Administrator. For purposes of this Section 9(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

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(d) Term of Option. The term of each Option will be stated in the Option Agreement; provided, however, that the term will be no more than 10 years from the Date of Grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the Date of Grant or such shorter term as may be provided in the Option Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value on the Date of Grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value on the Date of Grant.

(ii) Vesting Period and Exercise Dates. The terms and conditions relating to exercise and vesting of an Option shall be established by the Administrator to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards metrics or goals prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, no Option may be exercised by a Participant after the expiration date applicable to that Option.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. In each case, such consideration may consist entirely of, as determined by the Administrator and/or as set forth in an Award Agreement: (A) cash; (B) check; (C) promissory note, to the extent permitted by Applicable Laws; (D) consideration received by the Company under a Cashless Exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (E) by net exercise; (F) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (G) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company, and the Administrator may, in its discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

(f) Exercise of Option; Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder that has vested and become exercisable will be exercisable at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement (including any provisions regarding the reservation of the Administrator’s power to modify such exercise terms and conditions in its discretion). An Option may not be exercised for a fraction of a Share.

(i) Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Administrator, or by complying with any alternative procedures which may be authorized by the Administrator, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the exercise price.

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(ii) Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue, or procure the issuance of, the Shares as soon as reasonably practicable after the Option is exercised, in accordance with Applicable Laws and subject to any required shareholder resolutions and registration or filing processes. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.

(iii) Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. Following a Participant’s Termination, unless the Option Agreement provides otherwise, the unvested portion of the Participant’s Option shall be forfeited. Following a Participant’s Termination, the Participant may exercise the vested and unexercised portion of his or her outstanding Option within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If no such period of time is specified in the Option Agreement, the vested and unexercised portion of the Participant’s Option, if any, will remain exercisable until the earlier of (i) the remaining term of the Option, or (ii) 3 months following the Participant’s Termination Date. Shares covering the unexercised and forfeited portions of the Option will revert to the Plan to the extent provided in Section 5.

(h) Disability of Participant. Following a Participant’s Termination on account of Disability, unless the applicable Option Agreement provides otherwise, the unvested portion of the Participant’s Option shall be forfeited. Following a Participant’s Termination on account of Disability, the Participant (or personal representative or other person authorized under Applicable Laws on account of such Disability) may exercise the vested and unexercised portion of his or her outstanding Option within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If no such period of time is specified in the Option Agreement, the vested and unexercised portion of the Participant’s Option, if any, will remain exercisable until the earlier of (i) the remaining term of the Option, or (ii) 12 months following the Participant’s Termination Date. Shares covering the unexercised and forfeited portions of the Option will revert to the Plan to the extent provided in Section 5.

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(i) Death of Participant. Following a Participant’s Termination on account of death, unless the applicable Option Agreement provides otherwise, the unvested portion of the Participant’s Option shall be forfeited. Following a Participant’s Termination on account of death, the Participant’s designated beneficiary may exercise the vested and unexercised portion of the Participant’s outstanding Option within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If no such period of time is specified in the Option Agreement, the vested and unexercised portion of a Participant’s Option, if any, will remain exercisable until the earlier of (i) the remaining term of the Option, or (ii) 12 months following the date of the Participant’s death. Shares covering the unexercised and forfeited portions of an Option will revert to the Plan to the extent provided in Section 5. To qualify as a designated beneficiary, the beneficiary must have been designated as such by the Participant prior to the Participant’s death in a form acceptable to the Administrator and which was received by the Administrator prior to the Participant’s death. If no person qualifies as a designated beneficiary of the deceased Participant, the Option may be exercised by the Participant’s executor, personal representative or other person authorized under Applicable Laws to act on behalf of the Participant’s estate.

(j) Post-Exercise Limitations. The Administrator, in its discretion, may impose such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the Shares and forfeiture restrictions based on service, performance, Share ownership by the Participant, and such other factors as the Administrator determines to be appropriate.

10. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant an Award of Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Vesting. The terms and conditions relating the vesting of Restricted Stock Units shall be established by the Administrator to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards, metrics or goals or the achievement of Share ownership objectives by the Participant.

(c) Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by a Restricted Stock Unit Agreement that will specify the vesting conditions, the number of Shares granted, the consideration, if any, required, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d) Transferability. Except as provided in this Section 10, Section 13, below, or as the Administrator determines, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until vested Shares are received in settlement of such Restricted Stock Unit.

(e) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Stock Units as it may deem advisable or appropriate.

(f) Removal of Restrictions. The Administrator, in its discretion, may accelerate the time at which any vesting restrictions will lapse or be removed, including upon the Participant’s Involuntary Termination Without Cause or by reason of Disability or death. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide for additional performance-based vesting requirements to be set forth in any individual Restricted Stock Unit Agreement.

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(g) Voting Rights, Dividends and Other Distributions. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Restricted Stock Unit, notwithstanding the exercise of the Restricted Stock Unit. The Company shall issue, or procure the issuance of, the Shares as soon as reasonably practicable after the Restricted Stock Unit is exercised, in accordance with Applicable Laws and subject to any required shareholder resolutions and registration or filing processes. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.

(h) Forfeiture of Restricted Stock Units. The Restricted Stock Units for which restrictions have not lapsed and which are forfeited by the Participant will revert to the Company to the extent provided by Section 5.

11. Taxes.

(a) As a condition of the grant, vesting, and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(b) The Administrator may, in its sole discretion and to the extent permitted under Applicable Laws, permit a Participant, upon such Participant’s written request to the Administrator, (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) to satisfy all or part of his or her tax, withholding, or any other required deductions or payments by Cashless Exercise or by surrendering Shares (either directly or by stock attestation), including Shares that would otherwise be received in settlement of such Award; provided that, unless specifically permitted by the Company, any such Cashless Exercise must be an approved broker-assisted Cashless Exercise or the Shares withheld in the Cashless Exercise or otherwise must be limited to avoid financial accounting charges under applicable accounting guidance. Any payment of taxes by surrendering Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

12. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares, or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class or type of Shares that may be delivered under the Plan and/or the number, class, and price of Shares (including shares in the surviving company in such transaction) covered by each outstanding Award, or make any other adjustments that the Administrator determines to be equitable under the circumstances.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or has not become vested, an Award will terminate immediately prior to the consummation of such proposed action.

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(c) Change in Control. In the event of a Change in Control, the Administrator shall determine, without a Participant’s consent, the treatment of each outstanding Award, which may include, without limitation, (i) a continuation of such outstanding Award by the Company (if the Company is the surviving entity); (ii) the assumption of, or substitution of substantially equivalent Awards for, such outstanding Award by the surviving entity or an affiliate thereof; (iii) the accelerated vesting such that the outstanding Award will become exercisable, realizable, or payable, or restrictions applicable to such Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iv) the cancellation of such Award in exchange for a payment to the Participants equal to the excess of (A) the Fair Market Value of the Shares subject to such Award as of the closing date of such Change in Control over (B) the exercise price paid or to be paid for the Shares subject to the Award; (v) the cancellation of any outstanding Award for no consideration if the Fair Market Value of the Shares subject to such Award as of the closing date of such Change in Control is equal to or less than the exercise price paid or to be paid for the Shares subject to the Award; or (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 12(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

Notwithstanding anything in this Section 12(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

13. Non-Transferability of Awards.

(a) General. Except as set forth in this Section 13, Awards (or any rights of such Awards) may not be sold, pledged, encumbered, assigned, hypothecated, or disposed of or otherwise transferred in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Option may be exercised, during the lifetime of the holder of the Option, only by such holder or a transferee permitted by this Section 13.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 13, the Administrator may in its sole discretion provide that any Nonstatutory Stock Options may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to Family Members.

14. Time of Granting Awards. The Date of Grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other date as is determined by the Administrator. In all cases, the Date of Grant shall occur only after any required shareholders’ resolutions have been obtained and in compliance with Applicable Laws.

15. Amendment and Termination of the Plan. The Board may at any time amend or terminate the Plan, but no amendment or termination shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without his or her consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain the approval of shareholders of the Company with respect to any Plan amendment in such a manner and to such a degree as required.

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16. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of any Option, the Company may require the person exercising the Option to represent and warrant at the time of any such exercise acquisition that the Shares are being held only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is advisable or required by Applicable Laws.

17. Delivery of Warrants. An Award may be settled by delivering warrants, entitling the holder to the immediate subscription of one ordinary share of the Company against the (at the time) quota value of such ordinary share of the Company, and which shall be immediately converted into ordinary shares of the Company pursuant to this Section 17. The Participants hereby irrevocably and unconditionally authorize the Administrator to procure the immediate exercise of each such warrant and the subscription of ordinary shares of the Company as a result of such exercise as described in the previous sentence. The exercise price, if any, payable by a Participant as a result of the immediate exercise of such warrant shall be deemed paid by the Company on behalf of such Participant and shall be deducted from any salary or other compensation payable to such Participant by the Company or any relevant Subsidiary. For the avoidance of doubt, no Awards shall be entitled to settlement in any amount greater than the value of the ordinary shares of the Company underlying the Award.

18. Beneficiaries. If permitted by the Company, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. Except as otherwise provided in an Award Agreement, if no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

19. Approval of the Company’s Shareholders. This Plan shall be subject to approval by the shareholders’ meeting of the Company within 12 months before or after the date the Plan is adopted, and no Awards may be granted prior to such shareholder approval. The Board will obtain shareholder approval of any Plan amendment, ahead of granting of Awards under the Plan or to the extent necessary to comply with Applicable Laws or required under the rules of any securities exchange or market system on which the Shares are listed.

20. Addenda. The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Service Providers, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy, or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

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21. Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A of the Code (“Section 409A”), to the extent applicable, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend the Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt the Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 20 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A and is subject to Section 409A, any payment or settlement of such Award upon a Participant’s Continuous Service Status will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination. For purposes of the Plan or any Award Agreement relating to any such payments or benefits subject to Section 409A, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

22. Lock Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

23. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

24. Governing Law. The validity, interpretation, construction and performance of the Plan and any Awards granted pursuant to the Plan shall be governed, construed and interpreted in accordance with the laws of Sweden, without giving effect to principles of conflicts of law.

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